UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
April 26, 2006
CONTACT:
Laura Smith / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
infoUSA SENDS LETTER TO SHAREHOLDERS
Urges Shareholders to Vote FOR infoUSA Directors
and AGAINST Shareholder Proposal Number 2
OMAHA, Neb. — April 26, 2006 — infoUSA (Nasdaq:IUSA) today sent the following letter, along with an informational insert, to all infoUSA stockholders recommending that they vote FOR the Board’s director nominees and AGAINST shareholder proposal number 2:
IMPORTANT: PROTECT YOUR INVESTMENT BY VOTING
THE ENCLOSED WHITE PROXY CARD TODAY!
April 26, 2006
Dear Fellow infoUSA Shareholder,
     With infoUSA’s Annual Meeting of stockholders approaching, we urge you to vote FOR your Board’s nominees – Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval – by signing, dating and returning the WHITE proxy card TODAY.
PRESERVE AND ENHANCE THE VALUE OF YOUR infoUSA INVESTMENT
VOTE FOR YOUR BOARD’S NOMINEES AND AGAINST PROPOSAL NUMBER 2 ON THE
WHITE PROXY CARD
     Dolphin Limited Partnership I, L.P. (“Dolphin”) is a hedge fund and dissident shareholder with a history of activism. As you may know, despite the fact that Dolphin has been an investor in infoUSA for less than a year, it has initiated a disruptive proxy contest in opposition to your Board of Directors. Your Board is unanimously opposed to their nominees and believes that their election would not be in the best interest of shareholders. We urge you to disregard their materials and the blue proxy card and to preserve and enhance the value of your infoUSA investment by supporting the incumbent nominees.
     We want you to know more about Dolphin and its principal, Mr. Donald T. Netter. Mr. Netter served as an officer and Director of a corporation guilty of Medicare fraud. Enclosed is information about the man and the firm. We encourage you to read it carefully. When you do, we believe that you will conclude that voting the WHITE card FOR the incumbent Directors is in your best interests.
     Dolphin is also seeking your support of a proposed bylaw amendment that would limit the ability of infoUSA’s Board of Directors to fill vacancies on the Board. The Company has received the written opinion of its legal advisor that Dolphin’s proposed bylaw amendment would be invalid under Delaware law. Your Board believes this proposal is not in the best interests of the Company and its stockholders and urges you to vote AGAINST shareholder proposal number 2.

infoUSA’s BOARD AND MANAGEMENT TEAM ARE EFFECTIVELY IMPLEMENTING A STRATEGIC BUSINESS PLAN THAT IS WORKING
infoUSA HAS BUILT STRONG AND LASTING CUSTOMER RELATIONSHIPS
ELECT THE INCUMBENT DIRECTORS WE BELIEVE THEIR KNOWLEDGE AND EXPERIENCE IS CRITICAL TO infoUSA’S FUTURE
WHO IS DOLPHIN? WHO IS DONALD T. NETTER?

infoUSA’s BOARD AND MANAGEMENT TEAM ARE EFFECTIVELY IMPLEMENTING A STRATEGIC BUSINESS PLAN THAT IS WORKING
       Your Board has overseen the effective implementation of infoUSA’s strategic plan and we believe that your Board’s nominees (Vinod Gupta — the Company’s founder, CEO and largest shareholder; Dr. George Haddix — Chair of the Board’s Nominating and Corporate Governance Committee; and Dr. Vasant Raval — Chair of the Board’s Audit Committee) are critical to its continued successful execution. We believe that the election of the dissident nominees would be disruptive and could impair the implementation of the Company’s strategic plan. Critical elements of the Company’s strategic plan include:

•	Increasing infoUSA’s subscription customer base — which now exceeds 35,000 — for its exciting subscription services such as SalesGenie.com, SalesLeadsUSA.com, Credit.net and others.

•	Adding new subscribers builds infoUSA’s recurring revenue base, and during the first quarter infoUSA added 6,000 plus subscribers. That’s an increase of more than 18% in just three months!

•	Continuing to invest in advertising and branding to further expand the customer base and increase future revenue. As subscriptions build up and advertising expense stays consistent, infoUSA expects revenue growth to exceed advertising expense, improving the Company’s overall margins and creating a strong business-to-business brand.

•	Developing the Company’s international sales force and increasing infoUSA’s presence in international markets. Among other international growth opportunities, the Company, under the oversight of your Board and with the direct involvement of your CEO, is developing a small business database in the UK.

•	Expanding infoUSA’s presence in political, non-profit, charitable and governmental markets, where there is a tremendous opportunity to leverage the Company’s existing databases. The Company has blue-chip customers in this marketplace.

•	Acquiring small direct marketing companies and market research companies from current owners, many of whom do not have any exit strategy. Your Board supports the successful strategy of pursuing opportunities to further consolidate this industry and increase shareholder value. infoUSA has completed 26 acquisitions and has been very successful in increasing shareholder value.

•	Reducing corporate expenses to improve margins and enhance shareholder value. For example, in 2005 infoUSA migrated its data center from an outsourced mainframe to an in-house data center, which is making the Company more productive while reducing costs.

•	Improving the performance of the Company’s Donnelley Group. Already most of the divisions in the Donnelly Group have shown growth. During the first quarter Donnelly delivered growth in booked revenue and increased infoUSA’s GAAP revenue.

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       infoUSA also has an excellent track record of developing and investing in strategic partnerships, including successful investments in such companies as MetroMail, infoSpace and Hogan Information Systems. In addition, infoUSA has deep license relationships with Google, AOL, Yahoo!, infoSpace, Microsoft, salesforce.com and other leading companies. infoUSA’s successful investment strategy and valuable license relationships help the company to enhance shareholder value.
       infoUSA shareholders are already reaping the rewards of this successful business plan as evidenced by the Company’s record results in the first quarter of 2006. infoUSA’s revenue increased from $95 million in the first quarter of 2005 to $103 million this year, an increase of 8%. infoUSA delivered 4.3% organic revenue growth in the first quarter, with the balance of the increase from acquisitions. The Company’s strategic plan is working. We believe that electing the dissident nominees could disrupt this success and threaten the Board’s effort to create long-term value for all infoUSA stockholders.
       Your Board and management have been steadfast in their commitment to pursuing opportunities that are in the best interests of all our stockholders. Through their extensive market knowledge and industry experience, infoUSA’s Board and management team have made infoUSA an industry leader with customers and operations worldwide.
infoUSA HAS BUILT
STRONG AND LASTING CUSTOMER RELATIONSHIPS
       Your Company has close relationships with its customers and we have worked hard to develop leading products and services that meet their needs. The feedback we’ve received from our customers speaks for itself:

“I would highly recommend your product to anyone who wishes to save on their bottom line.”* Ross Hawkins, San Francisco Chronicle

“The names were like gold to me . . . We got a huge response rate early on — like 20%.”* Robert Daniels, Copperfield Chimney Supply, Inc.

“The quality and precision of the data is superb.”* Lippincott & Margulies

“Salesgenie.com allows me more flexibility in a changing market. . . . This is one of the best moves my company has made!”* Deborah James, Farmers Insurance Group

“It is certainly affordable and makes the best use of our sales department’s time. The support given by your organization has been the best.”* Randy Sundby, Culligan Water

“ReferenceUSA offers superb depth, breadth, and currency in a very well-designed web interface. Recommended for all libraries serving business needs.”* Ed Tallent, Boston College

“The Sacramento Bee uses Credit.net to base credit decisions on and increase existing credit lines. The service is truly a cost savings and promotes quick turn around of credit decisions based on sound data.”*
Dennis Godfrey, Sacramento Bee Newspaper

*	Permission to use quotations neither sought nor obtained

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In addition, infoUSA is recognized by Selling Power magazine, a highly respected industry trade publication, as among the best companies for prospective salespeople. Selling Power’s ranking positions infoUSA as one of the Top 25 Best Service Companies and one of the Top 50 Best Sales Organizations for salespeople who are considering their choices of potential employers.
ELECT THE INCUMBENT DIRECTORS
WE BELIEVE THEIR KNOWLEDGE AND EXPERIENCE IS CRITICAL
TO infoUSA’S FUTURE
       infoUSA’s Board and management have repeatedly demonstrated their ability to succeed, even in a challenging financial environment. Given infoUSA’s success in creating shareholder value through the successful execution of the Company’s strategic business plan, we are steadfast in our belief that shareholders of infoUSA are best served by the continued leadership of this experienced team.

•	Vinod Gupta founded the Company in February 1972 and has been Chairman of the Board since its incorporation. Mr. Gupta served as Chief Executive Officer of the Company from the time of its incorporation in 1972 until September 1997 and since August 1998. Mr. Gupta founded the company with $100 and it is his vision and vast industry knowledge that have driven the Company’s business. Today infoUSA has a market capitalization of more than $650 million.

•	Dr. George F. Haddix has served as a director of the Company since March 1995. Dr. Haddix is Chairman and Chief Executive Officer of PKW Holdings, Inc. and PKWARE, INC., computer software companies headquartered in Milwaukee, Wisconsin. From November 1994 to December 1997, Dr. Haddix served as President of CSG Holdings, Inc. and CSG Systems International, Inc., companies providing software and information services to the communications industry. His operational experience at CSG, a company that provides outsourced services including printing and mailing, is highly relevant and makes him an invaluable resource to infoUSA as we continue to build our subscription business.

•	Dr. Vasant H. Raval has served as a director of the Company since October 2002. Dr. Raval has been Professor and Chair of the Department of Accounting at Creighton University since July 2001. He joined the Creighton University faculty in 1981 and has served as Professor of Accounting and Associate Dean and Director of Graduate Programs at the College of Business Administration. Dr. Raval is a director of Syntel Inc., an electronic business solutions provider based in Troy, Michigan. As Chair of the Audit Committee, he has overseen the Company’s successful efforts to meet the requirements of Sarbanes-Oxley.

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YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR THESE QUALIFIED PROFESSIONALS TO HELP THE COMPANY CONTINUE ITS GROWTH AND SUCCESS
       With a Board that is comprised of a majority of independent directors (eight out of nine) and a management team that has successfully led infoUSA through one of the industry’s most difficult periods, we are confident in our ability to continue our momentum of progress as we lead the Company into the future. Following the slowdown in the industry after September 11, 2001, your Board quickly adjusted to the changing market dynamics by building an email and online marketing business to continue profitably growing the Company.
       We urge you to act now to protect the value of your investment in infoUSA. Your vote is extremely important — no matter how many or how few shares you own. To vote your shares, please sign, date and return the WHITE proxy card and mail it promptly in the envelope provided. Your Board also urges you to vote AGAINST shareholder proposal number 2. Remember, even if you have previously returned a blue proxy card, you have every legal right to change your vote — only your latest-dated proxy counts.
IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES OR NEED
ADDITIONAL ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS,
THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES,
TOLL FREE AT (800) 322-2885
       We thank you for your continued confidence and support.
Sincerely,
Vinod Gupta
Chairman & Chief Executive Officer
infoUSA Inc.

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PLEASE VOTE TODAY

If you have any questions or need assistance in voting your WHITE proxy card, please call:
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

WHO IS DOLPHIN?
WHO IS DONALD T. NETTER?
NETTER SERVED AS AN OFFICER AND DIRECTOR OF
A CORPORATION GUILTY OF MEDICARE FRAUD.
       Dolphin Limited Partnership I, L.P. (“Dolphin”) and its principal, Donald T. Netter, are asking to act as your proxy in order to change the composition and direction of infoUSA’s Board of Directors. You may not know much about Dolphin because, unlike public companies such as infoUSA, hedge funds operate with little regulatory oversight and have limited disclosure obligations. In making your decision, you should consider the following facts:

•	Dolphin was established in 1994 under the umbrella of Independence Holding Corp. (“IHC”).[i]

•	IHC is a publicly-traded insurance holding company that was and continues to be controlled by Edward Netter, Donald Netter’s father, and Geneve Corporation, a privately held company controlled by the Netter family.ii

•	At the time that Dolphin was formed, Donald Netter served concurrently as Senior Vice President of Investments at the publicly-held but Netter family-controlled IHC and as Vice President of Investments at the privately-held Geneve. Donald Netter also served on the Board of Directors of IHC.iii

•	Dolphin’s General Partner and its management company were both wholly-owned indirect subsidiaries of the privately-held Netter family business, Geneve.iv

•	Publicly-traded IHC was one of the initial Limited Partners in Dolphin and by December 1995, IHC had invested more than $4 million in Dolphin — almost half of the partnership’s capital.[v]

•	IHC continued to increase its investment in Dolphin. Dolphin’s own financial statements in 1997 noted that, “As of December 31, 1997, a majority of the Limited Partners are ultimately controlled by an individual who is related to the General Partner.”vi

•	As of December 31, 2005, IHC continues to have a multi-million dollar investment in Dolphin.vii
       In short, Mr. Netter’s hedge fund and the management fees received by its General Partner and management company have been financed in part by the minority shareholders of the publicly-traded entities dominated by his family.

EXAMINE DOLPHIN’S TRACK RECORD: DOLPHIN AND NETTER LOST A
PROXY CONTEST TO DAVE & BUSTER’S INCUMBENT DIRECTORS
       In 2003 Mr. Netter launched a proxy fight against Dave & Buster’s. As is the case with his investment in infoUSA, Mr. Netter acquired his position in Dave & Buster’s in the midst of a proposed management buyout. In that instance, the public records demonstrate that Mr. Netter led a proxy fight in an effort to force the sale of the company. Notably, the shareholders of Dave & Buster’s voted down Mr. Netter and Dolphin and reelected the incumbent nominees.
       Shareholders are urged to compare the tactics used by Dolphin in the Dave & Buster’s proxy contest with the chronology of their actions set forth in their own proxy statement filed in connection with infoUSA:

•	Dolphin did not make its first investment in infoUSA until June 20, 2005, after the announcement that Vin Gupta made an offer to acquire all of the shares of the Company that he did not already own.

•	On August 31, 2005, approximately two months after its initial investment and one week after the announcement that Mr. Gupta had withdrawn his proposal, Dolphin sent a letter to the Board declaring its impatience with the Board.

•	Dolphin continued to increase its stake in infoUSA. In fact, after expressing its impatience, Dolphin increased its investment in the Company tenfold.

•	On March 14, 2006, Dolphin sent a letter to the Company recommending that Karl L. Meyer, one of its current nominees, be nominated to fill a recent vacancy on the Board for a term expiring in 2008.

•	On March 15, 2006 Dolphin issued a press release making its letter public.

•	On March 17, 2006, a mere three days later and even before the Board had a chance to consider the first letter, Dolphin sent another letter to the Board enclosing notice of intention to nominate Mr. Meyer and two others for terms on the Board ending in 2009. Dolphin chose not to publicly announce its change of direction until March 28, 2006.
       Do you believe that these are the actions of an investor wanting to participate in the long-term growth of the Company?

NETTER SERVED AS AN OFFICER AND DIRECTOR OF A CORPORATION
GUILTY OF MEDICARE FRAUD THAT PAID MASSIVE
CRIMINAL AND CIVIL FINES OF $119 MILLION
       We think that before you vote your proxy you should know some important facts about Mr. Netter’s experience with publicly-traded companies not already controlled by his family.

•	The only time that Mr. Netter has held any leadership position at a publicly-held company not affiliated with his family was when he served as a director and officer of Damon Corp.viii

•	Mr. Netter and other parties initiated a hostile takeover of Damon Corp. and assumed control of the company in 1989.ix

•	During the period Mr. Netter served as a member of the Board of Directors and held high-level executive positions at Damon Corp., including treasurer,[x] Damon Corp. engaged in a massive Medicare fraud.xi

•	As a result of a Department of Justice investigation of Medicare fraud, Damon Corp. paid $119 million in criminal fines and civil settlements.xii

•	At the time, the $119 million was the largest fine ever for a healthcare fraud case.xiii

•	According to newspaper reports, the federal prosecutor involved in the case described the fraud as “corporate greed run amok.”xiv

•	Mr. Netter and the other Damon directors failed to disclose to investigators and shareholders evidence of Medicare billing irregularities they discovered during an internal investigation.xv

•	Soon after Mr. Netter left the Damon Board of Director’s in 1993, Dolphin Partners was formed.
       We believe the sequence of events and these actions speak for themselves. Now that you know more about Dolphin and Mr. Netter, would you trust Mr. Netter to pick your Board of Directors?

WE BELIEVE THAT ELECTING THE DISSIDENT SLATE WOULD BE
DISRUPTIVE TO THE IMPLEMENTATION OF OUR STRATEGIC PLAN AND
COULD IMPAIR SHAREHOLDER VALUE
       We urge you to act now to protect the value of your investment in infoUSA. Your vote is extremely important — no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the envelope provided. Your Board also urges you to vote AGAINST shareholder proposal number 2. Remember, even if you have previously returned a blue proxy card, you have every legal right to change your vote — only your latest-dated proxy counts.
IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES OR
NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT MACKENZIE
PARTNERS, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES,
TOLL FREE AT (800) 322-2885

i Source: Dolphin Limited Partnership, Financial Statements (Exhibit 99 to IHC’s Annual Report on Form 10-K405 for the fiscal year ended December 31, 1996).
ii Source: IHC’s Schedule 14A, filed April 27, 1995; IHC’s Schedule 14A, filed April 29, 2005.
iii Source: IHC’s Schedule 14A, filed April 27, 1995.
iv Source: Dolphin Limited Partnership, Financial Statements (Exhibit 99 to IHC’s Annual Report on Form 10-K405 for the fiscal year ended December 31, 1996).
v Source: Dolphin Limited Partnership, Financial Statements (Exhibit 99 to IHC’s Annual Report on Form 10-K405 for the fiscal year ended December 31, 1996).
vi Source: Dolphin Limited Partnership, Financial Statements (Exhibit 99 to IHC’s Annual Report on 10-K405 for the fiscal year ended December 31, 1997).
vii Source: IHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
viii To infoUSA’s knowledge, Mr. Netter is or has been a director of three public companies: Damon Corp., The Aristotle Corporation and Independence Holding Company. Source: Dolphin’s Schedule 14A, filed May 19, 2003. The Netter family’s affiliations with IHC are described above. Geneve Corporation, a privately held company controlled by the Netter family, beneficially owns over 90% of The Aristotle Corporation’s common stock. Source: The Aristotle Corporation’s Schedule 14A, filed July 27, 2005.
ix Source: “Damon OKs $223-Million Bid From Investor Group,” Los Angeles Times, January 17, 1989.
x Source: Damon Corp. Proxy Statement filed May 13, 1992.
xi Source: “Needham Lab Fined $119m for Fraud,” The Boston Globe, October 10, 1996.
xii Source: “Needham Lab Fined $119m for Fraud,” The Boston Globe, October 10, 1996.
xiii Source: “Romney Says Board Didn’t Alert Probers, Declares Firm Took Corrective Action,” The Boston Globe, October 11, 2002.
xiv Source: “Needham Lab Fined $119m for Fraud,” The Boston Globe, October 10, 1996 (quoting US Attorney Donald Stern).
xv Source: “Romney Says Board Didn’t Alert Probers, Declares Firm Took Corrective Action,” The Boston Globe, October 11, 2002; “Romney Confirms Findings Not Turned Over to the Feds,” Deseret News, October 11, 2002.